Exhibit 99.1
Vail Resorts
For Immediate Release
News Release

Vail Resorts Contacts:
Investor Relations:  Michelle Lang, (303) 404-1819, mlang@vailresorts.com
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2009 First Quarter Results
BROOMFIELD, Colo. - December 9, 2008 - Vail Resorts, Inc. (NYSE:  MTN) today reported results for the first quarter of fiscal 2009 ended October 31, 2008, and the status of certain real estate projects and indicators for the 2008/2009 ski season.

Highlights
•	Season pass sales to date, including the Epic Season Pass, up 29% in sales dollars compared to the prior year same time period.

•	Advance bookings to date down 23% in room nights compared to the prior year same time period.

•	Company received final deposits on 384 memberships to date to the Vail Mountain Club resulting in $70.1 million of total initiation deposit proceeds.

•	Company closed on 42 units to date at Crystal Peak Lodge project for $54.6 million of proceeds.

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Strong balance sheet and liquidity with Net Debt leverage ratio of 1.38 times trailing twelve months Total Reported EBITDA, $102.7 million of cash and cash equivalents on hand as of October 31, 2008, and a $400.0 million credit facility with no revolver borrowings.

Commenting on our first quarter of fiscal 2009 results, Rob Katz, Chief Executive Officer said, “The Company’s results for the first quarter cover a seasonally low period in which we historically incur a substantial loss and the results were generally consistent with our expectations.  These results were driven by our summer mountain and lodging business, including our summer Grand Teton Lodge Company (“GTLC”) operations, golf operations and the timing of real estate closings.  The results were also impacted by normal increases in fixed, non-ski season related expenses, which expenses drive the historical first quarter net loss each year.  Importantly, we are very pleased that in this unprecedented period of disarray in the global economy and capital markets, our balance sheet remains very strong, even after two consecutive seasonally low quarters with virtually no ski operations.  Additionally, we saw promising signs of the resiliency of the Vail Resorts guests, as season pass sales strengthened over the prior year during our fall selling period both in Colorado and through the introduction of the Epic Season Pass, bringing a whole new group of guests into our season pass programs.  Further, we closed on 42 of 45 units to date in our Crystal Peak, Breckenridge real estate project for gross proceeds of $54.6 million.  We also received final deposits on 384 of the 390 reserved memberships to date for our newly opened Vail Mountain Club, representing gross proceeds from initiation deposits of $70.1 million.  Lodging bookings for our upcoming ski season, however, continued to track significantly below bookings at the same time in the prior year and are currently 23% below last year’s levels in room nights.  This reflects a similar trend that others have seen in the travel and leisure sector.  Clearly, many consumers are, at a minimum, delaying their travel decisions, while some are apparently choosing not to travel at all this year; a trend that makes us grateful for the significant season pass and ‘drive to’ business that we have, while we remain committed to creating an exceptional experience for each and every guest that spends their hard-earned money at our resorts this year.”

Mountain Segment
•	Mountain segment revenue was $40.8 million in the first quarter of fiscal 2009 compared to $42.5 million in the first quarter of fiscal 2008, a decline of 4.1%.

•	Mountain Reported EBITDA was a loss of $39.4 million in the first quarter of fiscal 2009 compared to a loss of $36.4 million in the first quarter of fiscal 2008, a decline of 8.2%.

During the first quarter of fiscal 2009, the summer mountain operations were negatively impacted by the temporary closures of Keystone on-mountain dining facilities due to the construction of the new Keystone gondola and other revenue was also negatively impacted by the temporary closure of the summer on-mountain activities in Breckenridge, including the alpine slide, due to real estate construction activities at Peak 8.  In addition, retail/rental revenue was negatively impacted by lower sales volumes primarily in the Colorado Front Range.  The Mountain segment first fiscal quarter contains non-seasonal, predominantly fixed expenses and allocated corporate expenses, which increased in the current year fiscal quarter.

Lodging Segment
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Lodging segment revenue was $45.3 million in the first quarter of fiscal 2009 compared to $43.3 million in the first quarter of fiscal 2008, an increase of 4.5%, positively impacted by The Arrabelle Hotel, which opened in January 2008.

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First quarter average daily rate increased 6.0% with flat revenue per available room (“RevPAR”) for our owned hotels and managed condominiums.  On a “same store” basis, excluding The Arrabelle Hotel, RevPAR was down 1.5%.

•	Lodging Reported EBITDA was $0.4 million in the first quarter of fiscal 2009 compared to $2.1 million in the first quarter of fiscal 2008.

During the first quarter of fiscal 2009, Lodging segment results contained a full quarter of expected seasonally low results from The Arrabelle Hotel, which were lower than the impact from pre-opening and start-up costs in the prior year.  Additionally, there was a decline in conference and group room nights in the current year across the Company’s lodging properties, especially at GTLC.
During the first quarter, the Company announced continued growth in its RockResorts portfolio, including its return to the Northeast with the planned addition of The Mansfield Inn at Stowe in Stowe, Vermont.  In addition, The Osprey at Beaver Creek, formerly the Inn at Beaver Creek, will be relaunched as RockResorts’ newest addition expected in time for Christmas 2008, following a $7 million transformation.  This luxury, boutique hotel, the nearest hotel to a chairlift in North America, will have a more contemporary design and will feature 41 rooms situated in the heart of the village of the world-class Beaver Creek Resort.  The RockResort brand will continue to seek opportunities to diversify its portfolio in truly iconic new mountain resort and warm weather locations.
On November 1, 2008, the Company closed its acquisition of Colorado Mountain Express (“CME”) for a total consideration of $38.3 million, as well as $0.9 million to reimburse the seller for certain new capital expenditures.  The operating results of CME will be reported within the Lodging segment beginning with the three and six months ending January 31, 2009.  CME is Colorado’s leading ground transportation company providing service between the Company’s four Colorado ski resorts, other locations in Summit County and Aspen and both Denver International Airport and Eagle County Airport.

Resort Segment – Combination of Mountain and Lodging Segments
•	Resort revenue was $86.0 million in the first quarter of fiscal 2009 compared to $85.9 million in the first quarter of fiscal 2008, an increase of 0.2%.

•	Resort Reported EBITDA was a loss of $39.1 million in the first quarter of fiscal 2009 compared to a loss of $34.4 million in the first quarter of fiscal 2008, a decline of 13.7%.

Real Estate Segment
•	Real estate revenue was $66.8 million in the first quarter of fiscal 2009 compared to $12.0 million in the first quarter of fiscal 2008.

•	Real Estate Reported EBITDA was $15.4 million in the first quarter of fiscal 2009 compared to $5.1 million in the first quarter of fiscal 2008.

In the first quarter of fiscal 2009, the Company closed on 39 of the 45 Crystal Peak Lodge units in Breckenridge and one Lodge at Vail Chalet.  Subsequent to the end of the first quarter of fiscal 2009, the Company closed on an additional three Crystal Peak Lodge units, two Lodge at Vail Chalet units and one Arrabelle unit.  Four additional Chalet units are anticipated to close during the second quarter of fiscal 2009 with the remaining unit expected to close in the third quarter of fiscal 2009, due to the extensive nature of the buyer upgrades associated with this unit.
In addition, the Company completed construction on the Crystal Peak Lodge project at lower than anticipated project costs, making the Crystal Peak Lodge real estate development project more successful from both an absolute contribution basis as well as a contribution margin basis, than what had previously been estimated.
As an update on the Vail Mountain Club, which opened on November 15, 2008, the Company has received the remaining deposit balances on all but six of the 390 total memberships sold to date, including 191 full memberships, which include parking privileges, and 199 social memberships, which exclude parking privileges, representing $70.1 million of  total proceeds.  This includes an additional four full memberships sold in the current year quarter.
“We are very pleased,” said Katz, “that during these times of economic uncertainty, the confidence of the Vail Resorts customer in the strength of our product continued to show through, with the vast majority of scheduled closings occurring on Crystal Peak Lodge and almost all of the remaining deposits paid when due on the Vail Mountain Club.  With $70.1 million of proceeds now received for the Vail Mountain Club, it is one of the most successful projects in our history; and with the doors just opening for the club, we look forward to having our loyal members start to enjoy one of the finest club experiences available anywhere.”

Total Performance
•	Total revenue was $152.8 million in the first quarter of fiscal 2009 compared to $97.9 million in the first quarter of fiscal 2008.

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Net loss was $34.5 million, or $0.93 per diluted share, in the first quarter of fiscal 2009 compared to a net loss of $24.6 million, or $0.63 per diluted share, in the first quarter of fiscal 2008.  Included in the prior year results is the receipt of the final cash settlement from Cheeca Holdings, LLC of which $11.9 million (net of final attorney’s fees and on a pre-tax basis) was included in contract dispute credit, net.

Balance Sheet
At October 31, 2008, the Company had cash and cash equivalents on hand of $102.7 million, Net Debt of 1.38 times trailing twelve months Total Reported EBITDA and a $400.0 million credit facility, which matures in 2012, with no revolver borrowings under the facility, currently priced at LIBOR plus 50 basis points.  The Company has only $3.2 million of principal maturities due in total over the next five years, after paying off the non-recourse financing for The Lodge at Vail Chalets and a $15.0 million revenue bond at its maturity in the first quarter of fiscal 2009.

Stock Repurchase Program
During the first quarter of fiscal 2009, the Company repurchased 278,400 shares of common stock at an average price of $26.63 for a total amount of approximately $7.4 million in the quarter.  Since the inception of this program in fiscal 2006, the Company has repurchased 3,282,508 million shares at an average price of $40.48 for a total amount of approximately $132.9 million, with 2,717,492 shares remaining available under the existing repurchase authorization.  The purchases under this program are reviewed by the Company’s Board quarterly and are based on a number of factors to determine the appropriate uses of excess cash, including the Company’s future financial performance, the Company’s available cash resources and competing uses for cash that may arise in the future, the restrictions in the Company’s credit facility and in the indenture governing the outstanding 6.75% senior subordinated notes, prevailing prices of the Company’s common stock and the number of shares that become available for sale at prices that the Company believes are attractive.

Outlook
Commenting on the Company’s season pass sales, Katz said, “I am also very pleased with the sales of our season passes for the 2008/2009 ski season, especially considering the overall economic climate.  We gained momentum and strong sales as we neared the end of the season pass selling period combined with the favorable impact of the introduction of the Epic Season Pass for this season, which substantially boosted the number of units sold and average season pass price.  For the 2008/2009 season, we have sold to date approximately 204,000 total season passes including Epic Season Passes, for total sales of $90.9 million as compared to approximately 173,000 passes and $70.5 million in sales dollars in the prior year same time period, an increase of 18.0% and 28.8%, respectively.  The current year includes total Epic Season Pass sales of approximately 59,100 passes and $32.5 million in sales dollars.  The number of Colorado and Summit season passes sold for the 2008/2009 season are down 2.6% in units as compared to the number of passes sold in the prior season, when including Epic Season Passes sold to former Colorado/Summit season pass holders in the current year; including sales of Heavenly season passes to date, the decline is 4.7%.  Our season pass program continues to be a fundamental and growing part of our operating model, offering stability from economic and weather related concerns, by locking in a significant amount of our lift revenue before the winter ski season even begins.  Historically, season pass revenue has represented approximately 26% of lift ticket revenue with this percentage expected to increase due to the success of the Epic Season Pass.”
Turning to our lodging bookings, Katz added, “We have certainly seen the impact of the challenging economic environment on our bookings trends.  The advance bookings through our central reservations and directly at our owned and managed properties are down 23% in room nights over the same period last year.  It is critical to remember that bookings to date represent approximately 50% of the ultimate total room nights for the season we historically have booked through these channels.  Given our limited visibility on bookings in this environment, it remains too early to discern how much of the decrease is a result of guests delaying their purchases or to estimate the magnitude of an absolute visitation decline for the 2008/2009 ski season.”
Commenting on the fiscal 2009 outlook for the Company, Katz continued, “While we can not say with any certainty at this point in time what impact the macro economic environment will have on the ultimate visitation and guest spend for the 2008/2009 ski season, we feel very fortunate to manage a company with world-class assets, a strong balance sheet and terrific employees.  However, there is no doubt that the travel and leisure sector is being, and will continue to be, negatively impacted in the short-term; and while we have many attributes that differentiate us from other options guests may have, we are not immune to these negative trends.  Since issuing our fiscal 2009 guidance in late September 2008, we have seen a further deterioration in the overall economic fundamentals.  In addition, while our season pass sales have been relatively strong, our advanced lodging bookings have not improved.  We have just begun our 2008/2009 ski season and still have limited near-term visibility; therefore, we believe that it is too early to formally adjust our fiscal 2009 guidance.  However, if booking trends do not improve from their current level, we almost certainly will fall below the low end of our guidance range.”

Earnings Conference Call
For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am ET, available at www.vailresorts.com in the Investor Relations section.

Vail Resorts, Inc. is the leading mountain resort operator in the United States.  The Company's subsidiaries operate the mountain resort properties at the Vail, Beaver Creek, Breckenridge and Keystone mountain resorts in Colorado, the Heavenly Ski Resort in the Lake Tahoe area of California and Nevada and the Grand Teton Lodge Company in Jackson Hole, Wyoming.  The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States and the Caribbean.  Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc.  Vail Resorts, Inc. is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).  The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
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Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Such risks and uncertainties include but are not limited to: downturn in general economic conditions, including adverse effects on the overall travel and leisure related  industries; terrorist acts upon the United States; threat of or actual war; unfavorable weather conditions; our ability to obtain financing on terms acceptable to us to finance our real estate investments, capital expenditures and growth strategy; our ability to continue to grow our resort and real estate operations; competition in our mountain and lodging businesses; our ability to hire and retain a sufficient seasonal workforce; our ability to successfully initiate and/or complete real estate development projects and achieve the anticipated financial benefits from such projects; adverse changes in real estate markets; implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations; our reliance on government permits or approvals for our use of Federal land or to make operational improvements; our ability to integrate and successfully operate future acquisitions; and adverse consequences of current or future legal claims.  All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.  All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.  Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

The Company uses the terms “Reported EBITDA” and “Net Debt” when reporting financial results in accordance with Securities and Exchange Commission rules regarding the use of non-GAAP financial measures.  The Company defines Reported EBITDA as segment net revenue less segment operating expense plus segment equity investment income or loss.  The Company defines Net Debt as long-term debt plus long-term debt due within one year less cash and cash equivalents.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	October 31,
	2008	2007
Net revenue:
Mountain	$40,778	$42,536
Lodging	45,253	43,317
Real estate	66,750	12,034
Total net revenue	152,781	97,887
Segment operating expense:
Mountain	81,223	80,947
Lodging	44,898	41,236
Real estate	51,377	6,913
Total segment operating expense	177,498	129,096
Other operating expense:
Depreciation and amortization	(25,078)	(20,761)
Loss on disposal of fixed assets, net	(180)	(234)
Loss from operations	(49,975)	(52,204)
Mountain equity investment income, net	1,015	1,969
Investment income	643	3,218
Interest expense, net	(7,947)	(7,644)
Contract dispute credit, net	--	11,920
Minority interest in loss of consolidated subsidiaries, net	2,351	2,063
Loss before benefit from income taxes	(53,913)	(40,678)
Benefit from income taxes	19,409	16,068
Net loss	$(34,504)	$(24,610)

Per share amounts:
Basic net loss per share	$(0.93)	$(0.63)
Diluted net loss per share	$(0.93)	$(0.63)

Weighted average shares outstanding:
Basic	36,922	38,892
Diluted	36,922	38,892

Other Data:
Mountain Reported EBITDA	$(39,430)	$(36,442)
Lodging Reported EBITDA	$355	$2,081
Resort Reported EBITDA	$(39,075)	$(34,361)
Real Estate Reported EBITDA	$15,373	$5,121
Total Reported EBITDA	$(23,702)	$(29,240)

Mountain stock-based compensation	$1,193	$1,144
Lodging stock-based compensation	$429	$261
Resort stock-based compensation	$1,622	$1,405
Real Estate stock-based compensation	$945	$568
Total stock-based compensation	$2,567	$1,973

Vail Resorts, Inc.
Resort Revenue by Business Line
(In thousands)
(Unaudited)

	Three Months Ended		Percentage
	October 31,		Increase
	2008	2007	(Decrease)
Lift tickets	$--	$--	--%
Ski school	--	--	--%
Dining	3,929	4,762	(17.5)%
Retail/rental	22,426	23,540	(4.7)%
Other	14,423	14,234	1.3%
Total Mountain net revenue	40,778	42,536	(4.1)%

Total Lodging net revenue	45,253	43,317	4.5%

Total Resort net revenue	$86,031	$85,853	0.2%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of October 31,
	2008	2007
Real estate held for sale and investment	$256,323	$415,411
Total stockholders' equity	$688,111	$681,372

Long-term debt	$491,778	$534,527
Long-term debt due within one year	354	76,944
Total debt	492,132	611,471
Less: cash and cash equivalents	102,668	166,044
Net debt	$389,464	$445,427

Reconciliation of Non-GAAP Financial Measures

Resort, Mountain and Lodging, and Real Estate Reported EBITDA have been presented herein as measures of the Company's financial operating performance.  Reported EBITDA and Net Debt are not measures of financial performance or liquidity under accounting principles generally accepted in the United States of America ("GAAP"), and they might not be comparable to similarly titled measures of other companies.  Reported EBITDA and Net Debt should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income (loss), net change in cash and cash equivalents or other financial statement data.  The Company believes that Reported EBITDA is an indicative measurement of the Company's operating performance, and is similar to performance metrics generally used by investors to evaluate companies in the resort and lodging industries.  The Company primarily uses Reported EBITDA based targets in evaluating performance.  The Company believes that Net Debt is an important measurement as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs.

Presented below is a reconciliation of Reported EBITDA to net loss for the Company calculated in accordance with GAAP for the three months ended October 31, 2008 and 2007.

	(In thousands)
	Three Months Ended
	October 31,
	(Unaudited)
	2008	2007
Mountain Reported EBITDA	$(39,430)	$(36,442)
Lodging Reported EBITDA	355	2,081
Resort Reported EBITDA*	(39,075)	(34,361)
Real Estate Reported EBITDA	15,373	5,121
Total Reported EBITDA	(23,702)	(29,240)
Depreciation and amortization	(25,078)	(20,761)
Loss on disposal of fixed assets, net	(180)	(234)
Investment income	643	3,218
Interest expense, net	(7,947)	(7,644)
Contract dispute credit, net	--	11,920
Minority interest in loss of consolidated subsidiaries, net	2,351	2,063
Loss before benefit for income taxes	(53,913)	(40,678)
Benefit from income taxes	19,409	16,068
Net loss	$(34,504)	$(24,610)
* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Total Reported EBITDA to net income for the Company calculated in accordance with GAAP for the twelve months ended October 31, 2008.  Also presented is a reconciliation of Net Debt to Long-term Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended October 31, 2008.

(In thousands)
Twelve
Months Ended
October 31,
2008
Mountain Reported EBITDA	$217,573
Lodging Reported EBITDA	8,499
Resort Reported EBITDA*	226,072
Real Estate Reported EBITDA	56,189
Total Reported EBITDA	282,261
Depreciation and amortization	(98,111)
Loss on disposal of fixed assets, net	(1,480)
Investment income, net	5,710
Interest expense, net	(30,970)
Minority interest in income of consolidated subsidiaries, net	(4,632)
Income before provision for income taxes	152,778
Provision for income taxes	(59,745)
Net income	$93,033
* Resort represents the sum of Mountain and Lodging

(In thousands)
As of
October 31,
2008
Long-term debt	$491,778
Long-term debt due within one year	354
Total debt	492,132
Less: cash and cash equivalents	102,668
Net debt	$389,464

Net debt to Total Reported EBITDA	1.38